SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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COINSTAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 28, 2005

Dear Coinstar Stockholders:

I am pleased to invite you to the 2005 Annual Meeting of Stockholders of Coinstar, Inc. The meeting will begin at 10:00 a.m. local time on Thursday, June 9, 2005, at the Bellefield Conference Center located at 1150 114th Avenue S.E., Bellevue, Washington 98004.

At the meeting, you will be asked to (1) elect three directors to our Board of Directors, (2) approve amendments to our 1997 Amended and Restated Equity Incentive Plan, (3) ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors, and (4) transact any other business properly presented at the meeting. You will also have the opportunity to hear a review of our business operations during the past year and ask questions.

We hope you can join us on June 9th. Regardless of whether you plan to attend the meeting, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

David W. Cole Chief Executive Officer

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 9, 2005

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Thursday, June 9, 2005, we will hold our 2005 Annual Meeting of Stockholders at the Bellefield Conference Center, at 1150 114th Avenue S.E., Bellevue, Washington, 98004. The meeting will begin at 10:00 a.m. local time. At the meeting, stockholders will be asked to:

1.	elect three directors to our Board of Directors;

2.	approve amendments to our 1997 Amended and Restated Equity Incentive Plan;

3.	ratify the Audit Committee’s appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors; and

4.	transact any other business properly presented at the meeting and any adjournment or postponement thereof.

You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on April 11, 2005. This proxy statement is furnished in connection with the solicitation of proxies by Coinstar, Inc. on behalf of the Board of Directors for the 2005 Annual Meeting. Distribution of this proxy statement and form of proxy to stockholders is scheduled to begin on April 28, 2005.

By Order of the Board of Directors

Donald R. Rench Corporate Secretary

Bellevue, Washington

April 28, 2005

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares as record holder and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 9, 2005

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Coinstar, Inc. (“Coinstar,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2005 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting.

You are invited to attend our Annual Meeting on Thursday, June 9, 2005, beginning at 10:00 a.m., local time. The Annual Meeting will be held at the Bellefield Conference Center Building at 1150 114th Avenue S.E., Bellevue, Washington, 98004. Please refer to the back cover of this proxy statement for directions.

The Notice of Annual Meeting, Proxy Statement and form of proxy and voting instructions are being mailed starting April 28, 2005.

Who is entitled to vote?

Holders of Coinstar common stock at the close of business on April 11, 2005 are entitled to receive this Notice and to vote at the Annual Meeting. As of that date, there were 26,622,399 shares of Coinstar common stock outstanding and entitled to vote.

How many votes do I have?

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Coinstar common stock, you are entitled to 30 votes at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Coinstar’s transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, Proxy Statement and 2004 Annual Report on Form 10-K, and proxy card have been sent directly to you by ADP Investor Communications Services.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. The Notice of Annual Meeting, Proxy Statement and 2004 Annual Report on Form 10-K, and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

What am I voting on?

You are being asked to vote on the following three proposals:

(1) to elect three directors to hold office until the 2008 annual meeting of stockholders;

(2) to approve amendments to our 1997 Amended and Restated Equity Incentive Plan; and

(3) to ratify the Audit Committee’s appointment of KPMG LLP, an independent registered public accounting firm, as independent auditors of Coinstar for the fiscal year ending December 31, 2005.

How do I vote?

By Mail.    Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

In Person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1) written notice to the Company;

(2) timely delivery of a valid, subsequent proxy; or

(3) voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of our stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004, by contacting the Corporate Secretary.

What are the voting requirements to elect Directors and to approve each of the proposals described in this Proxy Statement?

The holders of a majority of the outstanding shares of Coinstar common stock entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of KPMG LLP as our independent auditors even if the broker does not receive voting instructions from you. However, such record holder may not vote your shares on the proposal to amend our 1997 Amended and Restated Equity Incentive Plan because such proposal is considered “non-discretionary.” Accordingly, without your voting instructions on that proposal, a broker non-vote will occur.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote shares represented by that proxy in the manner recommended by the Board of Directors. The Board of Directors recommends a vote in favor of each of the proposals.

Election of Directors.    A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

Ratification of KPMG LLP and Other Proposals.    Under Coinstar’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent auditors and any other proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this proxy statement, of any matters to be voted on at the Annual Meeting other than as stated in this proxy statement and the accompanying Notice. If any other matters are properly presented at the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares in their best judgment.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors for the fiscal year ended December 31, 2005?

Selection of Coinstar’s independent auditors is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent auditors to stockholders for ratification as a matter of good corporate practice. If a majority of all shares present in person or represented by proxy and entitled to vote at the Annual Meeting fail to vote in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to Coinstar’s stockholders. Even if a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote in favor of the appointment, the Audit Committee may, at its discretion, appoint different independent auditors at any time during the year.

Who counts the votes?

Computershare Trust Company, Inc. will serve as the inspector of election and will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by Coinstar directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to directors, officers or other regular employees for such services. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial stockholders. We may reimburse persons representing beneficial stockholders of common stock for their costs of forwarding solicitation materials to such beneficial stockholders. In addition, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement of out-of-pocket expenses.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. Final and official voting results will be printed in our quarterly report on Form 10-Q for the quarter ended June 30, 2005 (which will be available at www.sec.gov and on our website at www.coinstar.com).

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws divide the Board of Directors into three classes. Each class has a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board of Directors. As of April 28, 2005, the Board of Directors was composed of six members, divided into three classes as follows:

Term Expiring 2005: Deborah L. Bevier, David M. Eskenazy and Robert D. Sznewajs

Term Expiring 2006: David W. Cole

Term Expiring 2007: Keith D. Grinstein and Ronald B. Woodard

If elected at the 2005 Annual Meeting, Ms. Bevier and Messrs. Eskenazy and Sznewajs will serve until the 2008 annual meeting or until their successors are duly elected and qualified. Each of Messrs. Cole, Grinstein and Woodard will continue in office until his successor is duly elected, or until his death, resignation or retirement.

Except as otherwise specified in a proxy, proxies will be voted for the director nominees. Each director nominee has agreed to serve if elected and management has no reason to believe that the nominee will be unable to serve. If any nominee becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees for election to a three-year term expiring at the 2008 Annual Meeting

Deborah L. Bevier

Deborah L. Bevier, 53, has been a director of Coinstar since August 2002. Ms. Bevier is a principal of D.L. Bevier Consulting LLC (an organizational and management consulting firm) and has been president of the Organizational Effectiveness Consulting Division of Waldron & Co. (an organizational and management consulting firm) since July 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director and president and chief executive officer of Laird Norton Financial Group and its predecessor companies (an independent financial advisory services firm). From 1973 to 1996, Ms. Bevier held numerous leadership positions with Key Bank of Washington, including chairman and chief executive officer. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc. (a media and communications company) and Regence Blue Shield (an insurance and health services company).

David M. Eskenazy

David M. Eskenazy, 43, has been a director of Coinstar since August 2000. He is the vice president of R.C. Hedreen Co. (a hotel development and investment firm) where he has served in various accounting and finance positions since 1987. He has led R.C. Hedreen’s investment arm for the past several years where his responsibilities include the development and oversight of early stage companies. He currently serves on the board of directors for MagnaDrive Corporation (an industrial magnetic coupling manufacturer) and ScreenLife LLC (a developer of DVD board games). Mr. Eskenazy is a certified public accountant (inactive).

Robert D. Sznewajs

Robert D. Sznewajs, 58, has been a director of Coinstar since August 2002. Since January 2000, Mr. Sznewajs has served as president, chief executive officer and a member of the board of directors of West Coast Bancorp (a bank holding company).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

Director continuing in office until the 2006 Annual Meeting

David W. Cole

David W. Cole, 57, has served as our chief executive officer and a director since October 2001. Prior to joining Coinstar Mr. Cole served as president of The Torbitt & Castleman Company (a specialty food products manufacturer) from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands (a private label disposable diaper manufacturer).

Directors continuing in office until the 2007 Annual Meeting

Keith D. Grinstein

Keith D. Grinstein, 44, has been a director of Coinstar since August 2001 and has served as the Board of Directors’ non-employee chairperson since June 2002. Mr. Grinstein is currently a partner at Second Avenue Partners (a venture capital fund). He has also held a number of senior executive positions at Nextel International, Inc. (a telecommunications company), serving as its president from January 1996 to March 1999, its chief executive officer from January 1996 to August 1999 and a member of its board of directors from 1996 until 2002. Mr. Grinstein has previously served as president and chief executive officer of the Aviation Communications Division of AT&T Wireless Services, Inc. (formerly McCaw Communications), from January 1991 to December 1995. Mr. Grinstein is currently a director of Labor Ready, Inc. (a provider of temporary manual labor), Nextera Enterprises, Inc. (currently without operating business units) and F5 Networks, Inc. (an application traffic management software company).

Ronald B. Woodard

Ronald B. Woodard, 62, has been a director of Coinstar since August 2001. Mr. Woodard is chairperson of MagnaDrive Corporation (an industrial magnetic coupling manufacturer). Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company where he held numerous positions including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry) and Continental Airlines Inc. (a commercial airline company). He is also a director of Knowledge Anywhere (an on-line provider of employee training) and a trustee of the Seattle Symphony.

BOARD MEETINGS AND DIRECTOR INDEPENDENCE

During 2004, the Board of Directors met 17 times. The committees of the Board (including any special committees) held a total of 23 meetings. Each current director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served. It is the Company’s policy to request and encourage all of the Company’s directors and director nominees to attend in person the Annual Meeting of Stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit a director from attending. Last year, all directors attended the Annual Meeting of Stockholders, except Mr. Woodard, who was unable to attend for personal reasons.

The Nasdaq Marketplace Rules require that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200 (a)(15). In April 2005, the Board reviewed the independence of our directors and examined whether any transactions or relationships exist currently, or during the past three years existed, between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of the Company, equity investors or independent auditors. As a result of this review, the Board has determined that all of the directors, except Mr. Cole, who is an employee, are “independent” under the applicable Nasdaq Marketplace Rules described above.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has established the following standing committees: Audit, Compensation and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other special committees to address special projects of or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined annually by the Board. Adjustments to committee assignments may be made at any time. As of April 28, 2005, membership of each standing committee is as follows, with committee chairpersons listed first:

Audit	Compensation	Nominating and Governance
David M. Eskenazy Keith D. Grinstein Robert D. Sznewajs	Keith D. Grinstein Deborah L. Bevier David M. Eskenazy Robert D. Sznewajs	Keith D. Grinstein Deborah L. Bevier Ronald B. Woodard

The Board of Directors has adopted a written charter for each committee. Stockholders may access a copy of each committee’s charter on the Company’s website at www.coinstar.com. A copy of the charter of the Audit Committee is also attached to this proxy statement as Appendix A. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	7 meetings in 2004

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of the Company’s independent auditors and the internal auditors, and (5) compliance with the Company’s code of ethics for senior financial officers. The Committee retains authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Committee may also retain independent counsel and accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The Audit Committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim or annual review before they are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq and any other regulations applicable to the Company. Each Committee member must, at a minimum, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including the Coinstar Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee. The Board has determined that Mr. Grinstein’s simultaneous service on the audit committees of Labor Ready, Inc., Nextera Enterprises, Inc. and F5 Networks, Inc. will not impair his ability to serve on the Coinstar Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy and Sznewajs are audit committee financial experts under SEC rules, have accounting or related financial management experience and are financially sophisticated under the Nasdaq rules, and are independent, as such term is defined by SEC rules.

Compensation Committee	6 meetings in 2004

The primary purpose of the Compensation Committee is to ensure that the Company’s compensation practices further the shared interests of stockholders and management to attract, hire, retain and motivate the people needed to achieve the Company’s performance goals. In particular, the Committee (1) oversees all aspects of the executive officer compensation programs (including the compensation of the chief executive officer), (2) reviews and approves employee stock option programs and employee stock purchase programs, (3) periodically reviews other employee compensation and benefits programs, and (4) oversees all aspects of the director compensation program.

The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our executive officers. In addition, the Committee awards stock options and restricted stock to employees and consultants under our stock option plans, and performs other functions regarding compensation as delegated by the Board of Directors. The Committee may use professional consultants to assist it in meeting its responsibilities without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom are non-employee outside directors and meet the independence requirements established by the Board and Nasdaq and any other regulations applicable to the Company. The Board of Directors has determined that each member of the Committee meets such requirements.

Nominating and Governance Committee	2 meetings in 2004

The primary purposes of the Nominating and Governance Committee (the “Nominating Committee”) are to (1) identify individuals qualified to become members of the Board, (2) approve and recommend to the Board director candidates, (3) oversee evaluations of the Board, (4) develop, update as necessary and recommend to the Board corporate governance principles and policies applicable to the Company, and (5) monitor compliance with such principles and policies.

The charter of the Nominating Committee requires that the Committee be comprised of at least three directors, each of whom shall meet the independence standards required by the Board and Nasdaq. The Board of Directors has determined that each of the Committee members meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms. Where necessary, the Nominating Committee may also retain independent counsel and other professionals to assist the Nominating Committee. When assessing a director candidate’s qualifications, the Nominating Committee will consider issues of expertise (including retail, public company and policymaking experience), independence, personal and professional ethics, integrity and values, as well as skills relating to finance, public policy, management and business. These director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

The Nominating Committee will also consider qualified candidates for director properly submitted by the Company’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as those of director candidates identified by the Committee or the Board. Stockholders can suggest qualified candidates for director by following the instructions outlined on page 33 of this proxy statement. No nominations for director were submitted to the Nominating Committee by any stockholder in connection with the Annual Meeting.

Special Committees	8 meetings in 2004

The special committees of the Board of Directors are formed at the discretion of the Board by resolution passed by a majority of the Board. Special committees may be formed to address or consider any matters that the Board deems appropriate. During 2004, the Board authorized the establishment of two special committees. The Financing Committee of the Board was formed in connection with our acquisition of American Coin Merchandising, Inc. (“ACMI”) and was directed to assist management with financing considerations relative to the acquisition. Messrs. Eskenazy, Grinstein and Sznewajs served on the Financing Committee, which met six times. The Pricing Committee of the Board was formed in connection with our December 2004 common stock offering. Messrs. Eskenazy, Grinstein, Sznewajs and Woodard served on the Pricing Committee and met two times.

NON-EMPLOYEE DIRECTOR COMPENSATION

2004 Compensation.    Coinstar’s non-employee directors received the following cash and equity compensation for their services during fiscal year 2004, consistent with the description of fees and awards set forth in our 2004 Proxy Statement:

Director	Annual Board/ Committee Retainer		Board Meeting Fees	Committee Meeting Fees	Total Cash Compensation		Stock Options Awarded
Keith D. Grinstein	$45,000	*	$15,000	$17,750	$77,750		12,500	**
Deborah L. Bevier	20,000		14,750	3,500	38,250	***	7,500
David M. Eskenazy	26,500	****	15,000	17,250	58,750		7,500
Robert D. Sznewajs	20,000		14,250	14,250	48,500		7,500
Ronald B. Woodard	20,000		12,750	1,000	33,750		7,500

*	includes $25,000 for service as non-employee chairperson of the Board
**	includes 5,000 options for service as non-employee chairperson of the Board

***	Ms. Bevier elected to receive her cash compensation in the form of Coinstar common stock, rather than cash.
****	includes $6,500 for service as chairperson of the Audit Committee

Annual cash retainers for service as a director or committee chairperson are paid following the Annual Meeting. Cash compensation for attendance at meetings of the Board or its committees is paid at the end of each fiscal quarter. Directors may elect to receive their compensation in the form of Coinstar common stock rather than cash, in which case the directors receive the number of whole shares that may be purchased at the fair market value on the last day of the fiscal quarter with the sum of fees otherwise payable in cash. In addition, compensation, whether received in cash or common stock, may be deferred at the election of the director pursuant to the terms of the Outside Directors Deferred Compensation Plan.

Non-employee directors are eligible to receive stock option grants under any of our equity compensation plans, though such grants have historically been made under our 1997 Amended and Restated Non-Employee Director Stock Option Plan. The exercise price for all stock options granted to non-employee directors is 100% of the fair market value of Coinstar common stock on the grant date. Annual grants vest and become exercisable in equal monthly installments over the period from the date of grant until the first anniversary of the date of grant, at which time the annual grant is fully vested. Each stock option expires on the tenth anniversary of the grant date, unless sooner terminated under the terms of the stock option. If the non-employee director discontinues serving as such for any reason, the stock option will terminate on the earlier of the tenth anniversary of the grant date or twelve months following the date of termination of service.

Mr. Cole, as an employee of Coinstar, does not receive any additional cash or equity compensation for his services as a director.

2005 Compensation.    Effective April 1, 2005, Coinstar’s non-employee directors began receiving the following cash compensation:

• annual retainer for service as non-employee director (other than chairperson)	$25,000
• annual retainer for service as non-employee chairperson of the Board	$50,000
• attendance (in person) per meeting of the Board	$1,500
• attendance (by telephone) per meeting of the Board	$750
• additional annual retainer for chairperson of the Audit Committee (if not Board chairperson)	$10,000
• additional annual retainer for chairperson of the Compensation Committee (if not Board chairperson)	$5,000
• additional annual retainer for chairperson of the Nominating and Governance Committee (if not Board chairperson)	$5,000
• attendance (in person or by telephone) per meeting of Audit Committee	$1,250
• attendance (in person or by telephone) per other committee meeting	$750

On April 8, 2005, the Board terminated the 1997 Amended and Restated Non-Employee Director Stock Option Plan for purposes of new grants, subject to approval by the stockholders of the amendment to our 1997 Amended and Restated Equity Incentive Plan (Proposal No. 2 in this Proxy Statement). Assuming stockholders approve Proposal No. 2, following the 2005 Annual Meeting, each of our non-employee directors will receive the following nonqualified stock option grants under a non-employee director program administered pursuant to our 1997 Amended and Restated Equity Incentive Plan:

• annual grant for service as non-employee director	8,500 shares
• additional annual grant for service as non-employee chairperson of the Board	5,000 shares
• initial grant for service as a new non-employee director	10,000 shares

PROPOSAL 2: APPROVAL OF AMENDMENTS TO

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The Board of Directors is asking stockholders to approve amendments to the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”). These amendments, described below, were approved by the Board on April 8, 2005, but require stockholder approval. The 1997 Plan was initially adopted by the Board and approved by the stockholders in 1997. Stockholders approved amendments to the 1997 Plan in June 1999, August 2002 and June 2004.

As of March 31, 2005, there were only 613,772 shares remaining available for grant as new awards under the 1997 Plan.

The Board is asking stockholders to approve the following three amendments to the 1997 Plan:

(1) to move the remaining 137,274 shares previously authorized by stockholders for issuance under Coinstar’s Non-Employee Director Plan to the 1997 Plan (The Board of Directors has terminated the Non-Employee Director Plan, subject to approval by the stockholders of this proposal. If this proposal is approved by stockholders, grants to non-employee directors will be made pursuant to a program to be administered under the 1997 Plan.);

(2) to increase the total number of shares authorized for issuance as options or awards under the 1997 Plan by an additional 1,000,000 shares (Together with the shares noted in (1) above this will increase the total shares authorized for issuance under the 1997 Plan from 5,380,000 to 6,517,274 shares.); and

(3) to increase the limit on the number of shares that can be issued as stock awards under the 1997 Plan from 200,000 shares to 500,000 shares.

The purposes of these amendments are twofold. First, the amendments will enable Coinstar to continue to offer competitive compensation packages to its directors, officers and employees that are responsive to evolving compensation practices that increasingly emphasize a diverse mix of traditional stock options together with stock awards. Second, the amendments will enable Coinstar to consolidate its 1997 Plan and Non-Employee Director Plan, thereby reducing the administrative burdens of maintaining separate plans.

A copy of the 1997 Plan as proposed to be amended is attached to this proxy statement as Appendix B. The following description of the 1997 Plan as proposed to be amended is a summary and does not purport to be a complete description. Please refer to Appendix B for more detailed information.

Summary of Terms

Purpose.    The purposes of the 1997 Plan are (i) to attract and retain the best available personnel; (ii) to provide additional incentives to our employees and consultants; and (iii) to promote the success of our business.

Stock Subject to the Plan.    Subject to adjustment for stock splits and similar events, a maximum of 6,517,274 shares are authorized for issuance under the 1997 Plan. The shares issued under the 1997 Plan may come from authorized but unissued shares of our common stock or from shares subsequently reacquired on the market or otherwise. If any awards granted under the 1997 Plan expire for any reason or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such awards reverts to and again becomes available for issuance under the 1997 Plan.

Administration.    The 1997 Plan may be administered by our Board or any Board-appointed committee of two or more independent directors (the “plan administrator”). The plan administrator may further delegate authority to different committees of the Board or to an executive officer, subject to limits prescribed by the plan administrator, except that all grants of awards to directors must be approved by a Board-appointed committee consisting of independent directors. The Board has delegated the duties of plan administrator to the Compensation Committee, which has further delegated limited authority to an executive officer who is also a Board member. The plan administrator, subject to the terms of the 1997 Plan, selects the individuals to receive awards, determines the terms and conditions of all awards and interprets the provisions of the 1997 Plan. The plan administrator is also authorized to make such rules and regulations as it deems necessary to administer the 1997 Plan. The plan administrator’s decisions, determinations and interpretations are binding on all holders of awards granted under the 1997 Plan.

Awards.    The plan administrator is authorized to grant incentive stock options, nonqualified stock options and stock awards under the 1997 Plan. Awards may consist of one or more of these grant types.

Eligibility.    Awards may be granted to all our employees, consultants and directors and to the employees, consultants and directors of any parent or subsidiary of ours, except that only our employees and employees of our subsidiaries may receive incentive stock options.

Stock Option Grants.    Options granted under the 1997 Plan may be “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) or nonqualified stock options. The exercise price for each option is determined by the plan administrator but may not be less than 100% of fair market value on the date of grant (except for options granted in assumption of or substitution for options granted by a company acquired by Coinstar). For purposes of the 1997 Plan, “fair market value” means the closing sales price for our stock as reported by the Nasdaq National Market for a single trading day. As of March 31, 2005, the closing sales price for our common stock on the Nasdaq National Market was $21.20 per share.

The exercise price for shares purchased under an option must be paid in cash or check or, at the discretion of the plan administrator and to the extent permitted by applicable law, by delivery of Coinstar common stock already owned by the optionee for at least six months (or such shorter period necessary to avoid a charge to Coinstar’s earnings for financial reporting purposes), a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note that is structured as necessary to avoid charges to earnings.

No option may have a term of more than ten years from the date of grant. Each option will vest and become exercisable by the holder based on a vesting schedule set forth in the individual optionee’s grant notice. Generally, options granted to employees under the 1997 Plan vest over a four-year period, with 25% of the option becoming vested and exercisable on each anniversary of the date of grant. Unless the plan administrator determines otherwise, options vested as of the date of termination of the optionee’s employment or service relationship with Coinstar generally will be exercisable for three months after the date of termination for terminations due to reasons other than death or disability, or one year after the date of termination for terminations due to death or disability, but in no event may an option be exercised after the expiration of its term.

Except for adjustments to reflect stock splits and similar events, the plan administrator may not, without stockholder approval, cancel or amend an outstanding stock option for the purpose of repricing, replacing or regranting the option with an exercise price that is less than the exercise price of the original option (as adjusted for stock splits and similar events).

Stock Awards.    The plan administrator is authorized to make awards of common stock or awards denominated in units of common stock on such terms and conditions and subject to such restrictions, if any, that may be based on continuous service with the Company or the achievement of performance criteria. Subject to adjustment for stock splits and similar events, not more than an aggregate of 500,000 shares of Coinstar common stock are available for issuance pursuant to grants of stock awards under the 1997 Plan. The terms, conditions and restrictions that the plan administrator will have the power to determine will include, without limitation, the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the stock award will occur by reason of termination of the participant’s employment or service relationship.

Performance-Based Compensation Under Section 162(m) of the Code.    The plan administrator may determine that stock awards will be made subject to the attainment of performance goals relating to one or more or a combination of business criteria for purposes of qualifying the award under Section 162(m) of the Code. These business criteria include: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies. The plan administrator may not adjust performance goals for any stock award intended to qualify as “performance-based” under Section 162(m) of the Code for the year in which the award is settled in a manner that would increase the amount of compensation otherwise payable to a participant.

Subject to adjustment for stock splits and similar events, no person is eligible to receive awards covering more than 500,000 shares of common stock in any calendar year.

Transferability.    An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonqualified stock option may be transferred to the extent provided in the option agreement; provided that if the option agreement does not expressly permit the transfer of a nonqualified stock option, the nonqualified stock option is not transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the option is granted may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionee, is thereafter entitled to exercise the option. Stock awards are not transferable except by will or the laws of descent and distribution or, if the stock award agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

Adjustment of Shares.    If any change is made in the stock subject to the 1997 Plan, or subject to any award, without the receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), then (a) the 1997 Plan will be appropriately adjusted in the class(es) and maximum number of shares authorized for issuance under the 1997 Plan, the class(es) and maximum number of shares available for issuance pursuant to stock awards and the maximum number of shares that can be made subject to awards granted to any person during any calendar year and (b) awards outstanding under the 1997 Plan will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding awards.

Change of Control.    The Company’s 1997 Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization or sale of substantially all of the assets: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The plan administrator may also provide for one of more of the foregoing alternatives in any particular option agreement.

Termination and Amendment.    The Board of Directors may at any time suspend, amend or terminate the 1997 Plan but, other than adjustments for stock splits and similar events, stockholder approval is required for any amendment that (1) increases the number of shares issuable under the 1997 Plan, (2) materially modifies the requirements for participation in the 1997 Plan, (3) otherwise materially amends the 1997 Plan to the extent stockholder approval is required by Nasdaq or securities exchange listing requirements, or (4) otherwise requires stockholder approval under any applicable law or regulation. The 1997 Plan will terminate on March 28, 2007, unless earlier terminated by the Board. No suspension, termination or amendment of the 1997 Plan and no amendment of awards outstanding under the 1997 Plan may impair the rights of holders of outstanding awards without the holder’s written consent.

Other Information.    A new plan benefits table, as described in the SEC’s proxy rules, is not provided because all awards made under the 1997 Plan are discretionary. However, please refer to the “Option Grants in Fiscal Year 2004” table on page 30 of this proxy statement, which provides information on the grants made to the Named Executive Officers (as defined under “Executive Compensation”) in the last fiscal year, and please refer to the description of grants made to our non-employee directors in the last fiscal year under the heading “Non-Employee Director Compensation” on page 8 of this proxy statement.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to us and to participants in the 1997 Plan. The summary is based on the Code, the U.S. Treasury regulations promulgated thereunder and various judicial and administrative authorities in effect as of the date of the proxy statement, all of which may change with retroactive effect. The summary does not cover any state or local tax or non-U.S. tax consequences of participation in the 1997 Plan. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the 1997 Plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income or other tax consequences of their participation in the 1997 Plan.

Incentive Stock Options.    The incentive stock options granted under the 1997 Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. Generally, the grant or exercise of an incentive stock option does not result in any federal income tax consequences to the participant or to us. However, the exercise of an incentive stock option generally will increase the participant’s alternative minimum tax liability, if any.

The federal income tax consequences of a disposition of stock acquired through exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date of exercise of the option, the participant will recognize long-term capital gain or loss in the year of disposition, equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

If the participant disposes of the stock before the expiration of either of the statutory holding periods described above (a “disqualifying disposition”), the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price and (ii) the excess of the amount realized on the disposition of the stock over the exercise price.

Generally, in the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held. Long-term capital gains generally are subject to lower tax rates than ordinary income and short-term capital gains.

Nonqualified Stock Options.    Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Stock Awards.    Generally, upon acquisition of a stock award, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for such stock. However, upon the acquisition of an award of restricted stock or stock units, the recipient will not recognize ordinary income until the restrictions lapse or, if earlier, the time the stock becomes transferable. At such time, the recipient will recognize ordinary income equal to the excess of the current fair market value of the stock over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. Within 30 days of receipt of an award of restricted stock, the recipient may elect to recognize ordinary income in the taxable year of receipt, despite the fact that such stock is subject to restrictions. If such election is made, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. If the stock is later forfeited, the participant will not be allowed a deduction for any income recognized in connection with making the election. Upon disposition of the stock, the recipient will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the amount paid for the stock, if any, plus any amount recognized as ordinary income upon acquisition or vesting of the stock (including income recognized pursuant to an election as described above). Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Tax Consequences to Coinstar.    In the foregoing cases, Coinstar generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ABOVE DESCRIBED

AMENDMENTS TO THE 1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 about the number of shares of Coinstar’s common stock that may be issued upon the exercise of outstanding stock options under our currently existing equity compensation plans and the number of shares remaining available for future issuance under those plans.

Our stockholder-approved equity compensation plans consist of our 1997 Amended and Restated Equity Incentive Plan, our 1997 Amended and Restated Non-Employee Director Stock Option Plan and our Employee Stock Purchase Plan, as amended.

Our non-stockholder-approved equity compensation plans consist of our 2000 Amended and Restated Equity Incentive Plan and certain other individual arrangements made outside our 1997 Amended and Restated Equity Incentive Plan, but subject to the terms of such plan, as described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	1,682,606	$18.38	1,362,046	(1)(2)(3)
Equity compensation plans not approved by stockholders	760,389	$21.11	12,148

Total	2,442,995	$19.23	1,374,194

(1)	Of these shares, 110,984 remained available for issuance under our Employee Stock Purchase Plan as of December 31, 2004.

(2)	During fiscal year 2004, our non-employee directors received the following nonqualified stock options, granted pursuant to the 1997 Amended and Restated Non-Employee Director Stock Option Plan: (a) an annual option grant to purchase 12,500 shares of Coinstar common stock to our non-employee chairperson of the Board immediately following each Annual Meeting of Stockholders and (b) an annual option grant to purchase 7,500 shares of Coinstar common stock to each other non-employee director immediately following each Annual Meeting of Stockholders. The Board has terminated the 1997 Amended and Restated Non-Employee Director Stock Option Plan for purposes of new grants, subject to stockholder approval of the amendment to our 1997 Amended and Restated Equity Incentive Plan (Proposal No. 2 in this Proxy Statement). Assuming stockholders approve Proposal No. 2, beginning with the 2005 Annual Meeting, each of our non-employee directors will receive the following grants pursuant to a program to be administered under our 1997 Amended and Restated Equity Incentive Plan: (x) an initial option grant to purchase 10,000 shares of Coinstar common stock upon a non-employee director’s initial election or appointment to the Board, (y) an annual option grant to purchase 13,500 shares of Coinstar common stock to our non-employee chairperson of the Board immediately following each Annual Meeting of stockholders, and (z) an annual option grant to purchase 8,500 shares of Coinstar common stock to each additional non-employee director immediately following each Annual Meeting of Stockholders.

(3)	Under the 1997 Amended and Restated Equity Incentive Plan and the 2000 Amended and Restated Equity Incentive Plan, Coinstar may grant awards of common stock, restricted stock awards or awards denominated in units of common stock in addition to stock options.

Description of Non-Stockholder-Approved Equity Arrangements

Below is a description of our other equity compensation arrangements that were not approved by stockholders. Approval by stockholders was not required under the SEC and Nasdaq stock market rules in effect at the time these arrangements were entered into.

2000 Amended and Restated Equity Incentive Plan

In December 2000 the Board adopted the 2000 Amended and Restated Equity Incentive Plan. Subject to adjustment for stock splits and other similar events, a maximum of 770,000 shares are authorized for issuance under the 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”). As of March 31, 2005, there were 7,537 shares available for grant under the 2000 Plan. The 2000 Plan provides for the grant of nonqualified stock options and stock awards, with terms and conditions substantially similar to those described for nonqualified stock options and stock awards under the description of the 1997 Plan above, except that the exercise price for nonqualified options granted under the 2000 Plan may not be less than 85% of fair market value of Coinstar common stock on the date of grant (except for options granted in assumption of or substitution for options granted by a company acquired by Coinstar). The 2000 Plan will terminate on April 1, 2010, unless earlier terminated by the Board.

Non-Plan Grants

In October 2001, in connection with his joining Coinstar as our chief executive officer, we granted David W. Cole a nonqualified stock option to purchase 200,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, which was $21.24. The option has a ten-year term and vested 25% on the first anniversary of the date of grant, with additional vesting occurring 2.08333% per month thereafter until fully vested four years from the date of grant. In the event of Mr. Cole’s termination of employment with Coinstar, the vested portion of the option will remain exercisable until the earliest of (a) the expiration of the option, (b) three months following termination due to reasons other than disability or death, (c) one year following termination due to disability or death, and (d) immediately upon termination for cause. In the event of Mr. Cole’s death while the option is still exercisable, the option will remain exercisable until the earlier of the expiration of the option and one year from the date of death. The option was granted outside the 1997 Plan but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

In September 2002, we granted each of our non-employee directors, other than our chairperson, nonqualified stock options to purchase 2,500 shares. We granted our chairperson a nonqualified stock option to purchase 7,500 shares. Each of these options has a ten-year term, an exercise price equal to the fair market value on the date of grant, which was $27.60, and vested at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. In the event of a non-employee director’s termination of service, the vested portion of the option will remain exercisable until the earlier of the expiration of the option or one year after termination of service. Each of these options was granted outside the 1997 Non-Employee Director Stock Option Plan but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF KPMG LLP

AS INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2005. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT AUDITORS.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements, as well as for Coinstar’s financial reporting process. KPMG LLP, acting as independent auditors, is responsible for expressing an opinion on the conformity of Coinstar’s audited financial statements with generally accepted accounting principles.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2004, we relied on the advice and information we received during discussions with Coinstar management and KPMG LLP. In this context, we hereby report as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditors’ independence.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Audit Committee

David M. Eskenazy, Chairperson

Keith D. Grinstein

Robert D. Sznewajs

CHANGE IN INDEPENDENT AUDITORS

On September 9, 2003, we filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC announcing that the Audit Committee had approved (1) the dismissal of Deloitte & Touche LLP as our independent auditors and (2) the appointment of KPMG LLP as our new independent auditors for the fiscal year ending December 31, 2003. We provided Deloitte & Touche LLP with a copy of the disclosure contained in the Form 8-K and requested that Deloitte & Touche LLP provide us with a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with that disclosure. Deloitte & Touche LLP provided such a letter, a copy of which was attached as an exhibit to the Form 8-K.

In connection with Deloitte & Touche LLP’s audit as of and for the fiscal year ended December 31, 2002 and review procedures performed through the period ended September 8, 2003: (a) the reports of Deloitte & Touche LLP did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; (b) there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and (c) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 31, 2002 and through September 8, 2003, we did not consult with KPMG LLP regarding: (a) the application of accounting principles to a specified transaction, either completed or proposed; (b) the type of audit opinion that might be rendered in the Registrant’s financial statements; or (c) a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

INDEPENDENT AUDITOR’S FEES REPORT

We incurred the following fees for services performed by KPMG LLP, our principal auditor, in fiscal years 2003 and 2004. Consistent with SEC guidelines, the amounts disclosed below for Audit Fees for fiscal year 2004 reflect fees billed or expected to be billed by KPMG LLP, even if KPMG LLP has not yet invoiced Coinstar for such services as of the date of this proxy statement. The amounts disclosed for Audit-Related, Tax and All Other Fees for fiscal year 2004 include amounts billed for such services by KPMG LLP, even if KPMG LLP did not bill Coinstar for such services until after fiscal 2004 year-end.

Audit Fees

2004—Audit fees, general	$376,410
2004—Sarbanes-Oxley required audit of internal controls over financial reporting	$300,250
2004—Fees related to other SEC filings	$118,000
2004—Fees related to acquired entities	$159,000

2004—Total audit fees	$953,660

2003—Total audit fees, general	$135,000

Audit Fees consist of fees for professional services rendered for audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

2004	$47,000
2003	$0

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Fees reported for 2004 include fees for services rendered in connection with acquisition-related diligence.

Tax Fees

2004	$3,500
2003	$6,078

Tax Fees consist of fees for professional services rendered for assistance with federal, state and international tax compliance, tax advice and tax planning. Of the Tax Fees reported for 2004, all fees constituted tax consultation and planning fees paid by Coinstar on behalf of certain Coinstar officers and named executive officers. Of the fees reported for 2003, $5080 constituted tax compliance fees and $998 constituted tax consultation and planning fees.

All Other Fees

2004	$0
2003	$20,154

All Other Fees consist of fees for products and services other than the services reported above. Fees reported for 2003 related to the evaluation of certain internal controls (though such fees are now included under Audit Fees).

Audit Committee Review and Pre-Approval of Independent Auditors’ Fees

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal auditors.

Pursuant to its charter, the Audit Committee pre-approves the retention of the Company’s independent auditors for all audit, review or attest engagements and all non-audit services that the independent auditors are permitted to provide the Company and shall approve the fees for such services, other than de minimis non-audit services allowed by relevant law. The Audit Committee may choose to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved; however, the Audit Committee has not adopted such a policy at this time. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and shall not be delegated to management. The Audit Committee has delegated pre-approval authority to the chairperson of the Committee. The chairperson is required to report his decisions to the Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related and non-audit services for which the total amount to be paid by the Company will exceed $50,000. In 2004, the Audit Committee pre-approved 100% of the Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of our executive officers as of March 31, 2005:

Name	Age	Position
David W. Cole	57	Chief Executive Officer
Richard P. Stillman	50	President
Brian V. Turner	45	Chief Financial Officer
Randall J. Fagundo	45	President, ACMI
James C. Blakely	49	Vice President of Sales
Alexander C. Camara	40	Vice President of International
Richard C. Deck	35	Chief Accounting Officer
Donald R. Rench	38	Vice President, General Counsel and Corporate Secretary

David W. Cole has served as our chief executive officer and a director since October 2001. Prior to joining Coinstar he served as president of The Torbitt & Castleman Company (a specialty food products manufacturer) from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands (a private label disposable diaper manufacturer).

Richard P. Stillman has served as our president since June 2003, our chief operating officer from September 2000 through May 2003 and our vice president of marketing from September 1999 through August 2000. From April through August 1999, Mr. Stillman served as head of marketing at Onvia.com (a business-to-business e-services company). From August 1996 through January 1999, he co-founded and served as vice president of sales and marketing for Originet, Inc. (a technology company providing digital multimedia interactive systems to large retailers).

Brian V. Turner has served as our chief financial officer since June 2003. From October 2001 to June 2003, Mr. Turner served as senior vice president of operations, chief financial officer and treasurer of RealNetworks, Inc. (a digital media and technology company). From December 2000 to October 2001, Mr. Turner served as president, chief operating officer and secretary of BSquare Corp. (a software company), and also served as their senior vice president of operations, chief financial officer and secretary from April 1999 to December 2000. Prior to that, he served as chief financial officer and vice president of administration of Radisys Corp. (an embedded software company) from September 1995 to April 1999.

Randall J. Fagundo has served as president of our wholly owned subsidiary, ACMI, since July 2004, when we acquired ACMI. Prior to that time, Mr. Fagundo served as president and chief executive officer of ACMI (a supplier of skill-cranes and bulk vending) beginning in June 1999 and served as senior vice president and chief operating officer from January 1999 to June 1999. Mr. Fagundo co-founded ACMI in 1991.

James C. Blakely has served as our vice president of sales since May 2004. Prior to that, Mr. Blakely served as an executive consultant with Meridian Consulting (a sales and marketing consulting firm) from September 2001 through May 2004. From 1984 through September 2001, Mr. Blakely held numerous positions with the Dannon Company (a yogurt product producer), including vice president of sales and customer service.

Alexander C. Camara has served as our vice president of international since April 2004, prior to which he served as our vice president of UK operations from March 2002. He has also served as our general manager of Coinstar International’s subsidiary, Coinstar Ltd., in the United Kingdom since September 1999. From 1982 to 1999, Mr. Camara served in various senior retail and strategic positions at Sainsbury Supermarkets Ltd. (a United Kingdom-based retailer with operations also located in the United States).

Richard C. Deck has served as our chief accounting officer since March 2001. From October 1996 to September 2000, Mr. Deck served as the corporate controller of Concur Technologies, Inc. (a software and service provider of expense management solutions). Prior to that, Mr. Deck was a senior financial analyst at Physio-Control International Corporation (a manufacturer and distributor of cardiac defibrillators). Mr. Deck also spent four years at Price Waterhouse.

Donald R. Rench has served as our vice president and general counsel since August 2002 and corporate secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of March 31, 2005 (except as otherwise noted) by (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director; (iii) each of the Named Executive Officers listed in the Summary Compensation Table on page 29 of this proxy statement; and (iv) the executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)

More Than 5% Stockholders
Columbia Wanger Asset Management, L.P. (2) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,384,700	9.4%

Hedreen Joint Venture (3) P.O. Box 9006 Seattle, WA 98109	1,800,000	7.1%

Franklin Resources, Inc. (4) One Franklin Parkway San Mateo, CA 94403	1,636,236	6.4%

Directors

Keith D. Grinstein (5)	56,458	*

Deborah L. Bevier (6)	37,330	*

David M. Eskenazy (7)	55,611	*

Robert D. Sznewajs (8)	37,441	*

Ronald B. Woodard (9)	38,877	*

Named Executive Officers

David W. Cole (10)	273,623	1.1%

Richard P. Stillman (11)	218,831	*

Brian V. Turner (12)	63,891	*

Randall J. Fagundo (13)	13,300	*

Alexander C. Camara (14)	47,067	*

All directors, director-nominees and executive officers as a group (13 persons)	899,820	3.5%

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock subject to restricted stock awards or stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2005 are deemed outstanding. These option shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless otherwise assumed to be outstanding). Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. For each person or entity included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or entity by the sum of 25,384,851 shares of Coinstar common stock outstanding as of March 31, 2005, plus the number of shares of common stock that such person or entity had the right to acquire within 60 days of March 31, 2005.

(2)	This information is derived from Columbia Wanger’s Schedule 13G filed with the SEC on February 11, 2005. Columbia Wanger filed the Schedule 13G, together with apparently affiliated entities, and reported that, as of December 31, 2004, Columbia Wanger and the affiliated entities had shared voting and dispositive power over all shares. Columbia Wanger’s percent of outstanding shares owned is reported as of December 31, 2004.

(3)	This information is derived from Hedreen Joint Venture’s Schedule 13G/A filed with the SEC on February 14, 2005. Hedreen Joint Venture reported that, as of December 31, 2004, it had sole voting and dispositive power over all shares. Hedreen Joint Venture’s percent of outstanding shares owned is reported as of December 31, 2004.

(4)	This information is derived from Franklin Resources’ Schedule 13G filed with the SEC on February 14, 2005. Franklin Resources filed the Schedule 13G, together with apparently affiliated entities, and reported that, as of December 31, 2004, Franklin Resources and the affiliated entities had sole voting and dispositive power over all shares. Franklin Resources’ percent of outstanding shares is reported as of December 31, 2004.

(5)	Includes 51,458 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(6)	Includes (a) 5,600 shares over which Ms. Bevier has shared voting and investment power and (b) 31,875 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(7)	Includes (a) 13,736 shares over which Mr. Eskenazy has shared voting and investment power and (b) 41,875 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(8)	Includes 31,875 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(9)	Includes 36,875 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(10)	Includes (a) 22,000 shares of restricted stock over which Mr. Cole has voting power, but no investment power and (b) 240,105 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005. All other shares are held in trust for the benefit of Mr. Cole and his spouse.

(11)	Includes (a) 2,300 shares of restricted stock over which Mr. Stillman has voting power but no investment power and (b) 210,011 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(12)	Includes (a) 15,000 shares of restricted stock over which Mr. Turner has voting power but no investment power and (b) 42,291 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(13)	Includes (a) 2,300 shares of restricted stock over which Mr. Fagundo has voting power but no investment power and (b) 0 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

(14)	Includes (a) 1,400 shares of restricted stock over which Mr. Camara has voting power but no investment power and (b) 41,281 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, we believe that all of our directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during 2004 except that we inadvertently filed one report late on behalf of Messrs. Blakely, Camara, Cole and Turner, and two reports late on behalf of Mr. Stillman.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Membership and Role of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) is composed of four outside non-employee directors, Ms. Bevier and Messrs. Grinstein, Eskenazy and Sznewajs, each of whom meets the independence requirements established by the Board of Directors and the listing standards for the Nasdaq stock market. The Committee’s primary purpose is to ensure that Coinstar’s compensation practices further the shared interests of Coinstar’s stockholders and management to attract, hire, retain and motivate the people needed to achieve Coinstar’s performance goals. In particular, the Committee, among other things:

•	oversees all aspects of the executive officer compensation programs (including compensation of the chief executive officer),

•	reviews and approves employee equity incentive and stock purchase programs,

•	periodically reviews other employee compensation and benefits programs, and

•	oversees all aspects of the director compensation program.

The Committee reports frequently to the Board of Directors and maintains frequent communications with Coinstar’s chief executive officer, human resources professionals and, when necessary, independent compensation consultants. The Committee has sole authority to retain and terminate compensation consultants, including sole authority to approve the consultants’ fees and other retention terms. A more complete description of the Committee’s functions and responsibilities is set forth in the Committee’s charter, which is published on the Investor Relations section of Coinstar’s website at www.coinstar.com.

Executive Compensation Policies and Practices

Coinstar’s executive compensation programs have historically been designed to attract, motivate and retain executive officers critical to the Company’s long-term success and the creation of stockholder value. In August 2004, following Coinstar’s acquisition of ACMI, the Committee decided to review Coinstar’s executive compensation policies and practices. Our purpose was to confirm that Coinstar’s executive compensation practices (a) remain aligned with the goal of enhancing stockholder value; and (b) reflect evolving compensation standards and practices among Coinstar’s peer group companies (described below); and (c) take into account recent and proposed changes in valuation methods and accounting for certain forms of executive compensation, namely, equity compensation. We selected and engaged Ascend Consulting to provide independent insights on executive compensation practices and matters, both generally and among our peer group companies.

The Committee’s decisions concerning the specific compensation elements and total compensation paid or awarded to Coinstar’s executive officers for 2004 (and compensation elements for 2005), including the chief executive officer, were made within the above-referenced framework. Particular factors affecting our decisions included:

•	“total” compensation—we believe executive compensation should take into account the competitiveness of each executive compensation package based on all components of compensation: base salary, short-term (cash) and long-term (equity) incentives, benefits and perquisites;

•	“pay-for-performance-based” compensation—we believe executive compensation levels should be determined based on Company, business unit and individual results as compared to quantitative and qualitative performance priorities set at the beginning of each year;

•	“at-market” compensation—we believe executive compensation levels should be at or above the median compensation awarded to similarly situated peer group companies, i.e. companies that (a) are publicly traded, (b) report revenues between $100-$325 million, and (c) have between 250 and 2000 employees;

•	“stockholder aligned” compensation—we believe equity compensation awarded to executive officers should be a significant portion of each executive’s compensation and should further the shared interests of Coinstar’s executives and stockholders;

•	“fair” compensation—we believe executive compensation levels should be perceived as fair, both internally and externally; and

•	“tax deductible” compensation—we believe Coinstar should maximize the tax deductibility of compensation paid to executive officers, as permitted under Section 162(m) of the Internal Revenue Code.

Because we believe that stock ownership is an essential tool to align management and stockholder interests, we have adopted a policy to require Coinstar’s executive officers to own prescribed amounts of Coinstar common stock. Under this policy, the chief executive officer, chief financial officer and president must own shares of Coinstar’s common stock equal in value to 75% of their respective base salary. All other executive officers (except for Mr. Deck, to whom the policy does not apply) must own stock equal in value to 50% of their base salary. The program was adopted in December 2003 and became effective in January 2004, with a four-year phase-in period. As of the date of this report, all Coinstar executive officers subject to the stock ownership requirements have met their individual ownership requirements.

2004 Executive Compensation

Compensation paid to our executive officers in 2004 consisted of the following components: base salary, short-term (cash) incentives, long-term (equity) incentives and other benefits.

Base Salary.    Base salaries for Coinstar’s executive officers were determined by evaluating the following factors: (1) the responsibilities of the position; (2) the strategic value of the position; (3) the experience and skills of the individual filling the position; and (4) market data for comparable positions in peer group companies (described above). We believe that the base salaries for our executive officers in 2004 were generally in line with the median range when compared to similar positions at our peer group companies. Mr. Fagundo’s base salary, determined in accordance with his employment agreement (the terms of which are described on page 31 of this proxy statement) was based largely on the foregoing factors, but also took into account his unique contributions and value to ACMI. Base salaries are reviewed annually, and adjusted from time to time to recognize outstanding individual performance, promotions and competitive compensation levels. The salaries we paid for the past three years to our Named Executive Officers are shown in the Summary Compensation table on page 29 of this proxy statement.

Short-Term Incentives.    Short-term incentives awarded to Coinstar’s executive officers consist solely of cash bonuses tied to key measures of corporate performance, including, but not necessarily limited to: financial performance and financial ratios, customer retention, cost management, business growth and new product development. The target cash bonus for each participating executive officer constitutes a percentage of each officer’s base salary, ranging from 25% to 50%. Short-term incentives were paid out as follows:

•	60% of bonus was paid in two installments, August 2004 and February 2005, and was based on achievement of certain semi-annual performance goals related to the key measures of corporate performance identified above. Eligible executives received between 0% and 200% of the target amount, depending on the level of performance against the key measures;

•	20% of bonus was paid in two installments, August 2004 and February 2005, and was based on the Committee’s discretion after evaluating the executive’s performance for each six month period; and

•	20% of bonus was paid in February 2005 and was based on the Committee’s discretion after evaluating the executive officer’s and management team’s performance for the entire year.

In addition to the above, the Committee may award discretionary cash bonuses to executive officers on the basis of such officer’s outstanding performance on particular projects.

The Committee believes that the Coinstar executives’ performance, individually, and as a group, against the key measures of corporate performance described above merited the short-term bonuses paid for performance in 2004. The cash bonuses paid for the past three years to our Named Executive Officers are shown in the Summary Compensation table on page 29 of this proxy statement.

Long-Term Incentives.    Long-term incentives awarded to Coinstar’s executive officers consist solely of equity compensation, mostly stock options, but may also include restricted stock awards and other forms of equity as permitted under Coinstar’s equity compensation plans. As noted above, we believe that stock ownership is an essential tool to align the interests of Coinstar’s executives and stockholders. Though the Committee will evaluate the key measures of corporate performance described above, we do not generally employ a set of mechanical criteria in awarding long-term incentives. Rather, we evaluate a series of factors including (1) the anticipated contribution by the executive officer; (2) the equity awards required from a competitive point of view to retain the services of a valued executive officer; and (3) market data for comparable positions at our peer group companies (described above), and (4) the number of options or awards currently held by the executive officer. The Committee does not assign a relative weight to any one particular factor.

Historically, the Committee has awarded executives long-term incentives consisting solely of stock options. However, based on our comprehensive review in 2004 of Coinstar’s executive compensation practices, we determined that beginning in 2005 a portion of the long-term incentives should be awards of restricted stock. Accordingly, on January 13, 2005, with reduced stock option grants, we granted restricted stock awards to Messrs. Cole (22,000 shares), Turner (15,000 shares), Stillman (2,300 shares), Fagundo (2,300 shares), Camara (1,400 shares), Rench (1,400 shares) and Blakely (1,400 shares). Each of the restricted stock awards vests in equal annual installments over a four-year period.

Other Benefits and Perquisites.    We provide our executives with additional benefits and limited perquisites that are (1) similar to those offered to Coinstar employees generally or (2) in the Committee’s view, reasonable, competitive and consistent with Coinstar’s overall executive compensation program. Coinstar provides medical, dental and group life insurance benefits to each executive officer, similar to those provided to all other Coinstar employees. Also as provided to all other Coinstar employees, Coinstar matches a portion of each executive’s contribution to his or her account in the Coinstar 401(k) retirement plan. In the past, Coinstar has provided an opportunity for executives to defer portions of their annual cash compensation into tax-deferred interest bearing accounts pursuant to the Executive Deferred Compensation Plan. However, in 2004 we suspended future deferrals under the plan due to low participation. Executives who had previously deferred a portion of their cash compensation continue to maintain interests in the plan.

In limited circumstances, and generally, on a case-by-case basis, we have authorized certain perquisites for our executive officers, including reimbursements for 15 hours of annual tax and financial planning assistance, automobile leases and reimbursements for expenses incurred in connection with relocation. During 2004, Coinstar reimbursed Messrs. Turner ($2,150) and Stillman ($2,000) for tax and financial planning services, Mr. Camara ($15,400) for an automobile lease and Mr. Blakely ($174,768) for expenses incurred in connection with his relocation to Washington from Connecticut. Given the de minimis nature of the perquisites to Messrs. Turner, Stillman and Camara, such amounts are not required to be disclosed in the Summary Compensation table on page 29 of this proxy statement.

Employment Agreements and Change of Control Agreements.    Under limited circumstances, Coinstar will enter into an employment agreement or change of control agreement with certain executive officers. Otherwise, executive officers serve at the will of the Board, thus enabling the Company to remove an executive officer whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested benefits). As more fully described on pages 31-32 of this proxy statement, Coinstar has entered into employment agreements with Messrs. Cole, Stillman, Fagundo, Turner and Camara and separate change in control agreements with Messrs. Cole, Stillman and Turner. The Committee believes that these agreements were merited in light of all relevant circumstances including each individual’s past employment experience, desired term of employment and the strategic importance of their respective positions.

2004 Chief Executive Officer Compensation

The Committee followed the same policies and practices described above in determining the compensation paid to Coinstar’s chief executive officer, David W. Cole, for 2004. Mr. Cole has served as Coinstar’s chief executive officer since October 2001. On January 1, 2004, Coinstar entered into new employment and change of control agreements with Mr. Cole, the material terms of which are described on page 31 of this proxy statement. For 2004, Mr. Cole’s compensation consisted of the same components awarded to other executive officers, namely, base salary, short-term incentives, long-term incentives and other benefits.

Mr. Cole received a salary of $346,700 in calendar year 2004, which was an increase of $22,011 from his 2003 base salary. We believe the salary level for Mr. Cole is comparable to the median salary of chief executive officers in Coinstar’s peer group companies (described above) and salary survey data. In addition, in January 2005, in consideration of Coinstar’s performance in 2004, as measured against several qualitative and quantitative factors, the Committee awarded Mr. Cole a total cash bonus of $245,117, a stock option to purchase 66,200 shares of Coinstar common stock at $24.90 per share (the closing price of Coinstar common stock on January 13, 2005) and a restricted stock award for 22,000 shares.

In addition, as with Coinstar’s other executive officers, the Committee has authorized additional benefits and limited perquisites for Mr. Cole, including (a) medical, dental and group life insurance benefits, (b) matching contributions to Mr. Cole’s account in the Coinstar 401(k) retirement plan, and (c) until late 2004 the opportunity to defer portions of his annual cash compensation into a tax-deferred interest bearing account pursuant to the Executive Deferred Compensation Plan. During 2004, Coinstar reimbursed Mr. Cole ($948) for tax and financial planning services and approximately $1,500 for Committee-approved travel expenses in connection with Mr. Cole’s spouse accompanying him on certain business trips. Given the de minimis nature of these perquisites, such amounts are not required to be disclosed in the Summary Compensation table on page 29 of this proxy statement.

The Committee believes that Mr. Cole’s 2004 compensation was appropriate given Coinstar’s positive performance in fiscal year 2004. In determining his total compensation, the Committee considered Coinstar’s annual financial performance, customer retention, cost management, business growth, new product development, Coinstar’s year-over-year profitable growth and positioning for sustained long-term growth, and other individual considerations such as leadership, ethics and corporate governance.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the chief executive officer and the four other most highly compensated executives in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. The Committee does not presently expect total cash compensation for any of our executive officers to exceed the $1 million limit. Stock options granted to our executive officers pursuant to any of Coinstar’s equity compensation plans are designed to qualify for the performance-based exemption. Restricted stock awards granted to our executive officers have not been designed to qualify for the performance-based exemption.

The Compensation Committee

Keith D. Grinstein, Chairperson

Deborah L. Bevier

David M. Eskenazy

Robert D. Sznewajs

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1999 for (i) our common stock; (ii) the Nasdaq Stock Market Index; and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2004. The stock price performance shown in the graph is historical and not necessarily indicative of future price performance.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN(1)

AMONG COINSTAR, INC., THE NASDAQ STOCK MARKET INDEX

AND THE RUSSELL 2000 INDEX

	12/99	12/00	12/01	12/02	12/03	12/04
Coinstar, Inc.	100	108.93	178.57	161.79	129.36	191.64
Nasdaq Stock Market Index	100	72.62	50.23	29.12	44.24	47.16
Russell 2000 Index	100	96.98	99.39	79.03	116.38	137.71

(1)	$100 invested on December 31, 1999 in stock or index including reinvestment of dividends. Fiscal year ending December 31, 2004.

EXECUTIVE COMPENSATION

Summary Compensation

The following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, compensation earned by our chief executive officer and our four other most highly compensated executive officers who served as executive officers as of December 31, 2004 (the “Named Executive Officers”).

	Year	Annual Compensation		Long-Term Compensation Awards	All Other Compensation($)(3)
Name and Principal Position		Salary($)	Bonus($)(1)	Securities Underlying Options(#)(2)
David W. Cole Chief Executive Officer and Director	2004 2003 2002	$346,700 324,689 275,000	$245,117 58,450 217,250	65,000 0 65,000	$8,221 8,000 98,019

Richard P. Stillman President	2004 2003 2002	283,400 259,875 220,500	151,789 38,220 139,356	45,000 0 40,500	6,150 8,000 2,481

Brian V. Turner(4) Chief Financial Officer	2004 2003 2002	260,000 134,669 0	154,324 45,433 0	45,000 110,000 0	4,965 0 0

Randall J. Fagundo(5) President, ACMI	2004 2003 2002	155,664 0 0	33,000 0 0	40,000 0 0	5,230 0 0

Alexander C. Camara(6) Vice President, International	2004 2003 2002	183,250 139,034 105,196	104,449 46,897 117,634	23,000 0 13,000	17,866 13,903 10,472

(1)	Except as otherwise noted for Mr. Fagundo, bonuses paid to Named Executive Officers for performance in fiscal year 2004 were paid semiannually, in August 2004 and February 2005, as described in the “Report of the Compensation Committee on Executive Compensation.”

(2)	For an explanation of Securities Underlying Options, please refer to the “Option Grants in Fiscal Year 2004” below.

(3)	Amounts reported for 2004 represent (a) 401(k) plan matching contributions for Messrs. Cole, Stillman, Turner and Fagundo and (b) amounts paid to a retirement plan for Mr. Camara, which plan is governed by the laws of England.

(4)	Mr. Turner became Chief Financial Officer of Coinstar in June 2003.

(5)	Mr. Fagundo joined Coinstar in July 2004, following our acquisition of ACMI. Mr. Fagundo continues to serve as President of ACMI, our wholly owned subsidiary. For purposes of determining whether Mr. Fagundo was to be a Named Executive Officer we considered all of Mr. Fagundo’s fiscal year 2004 compensation, whether paid pre-acquisition by ACMI or post-acquisition by Coinstar. However, compensation data presented in the “Summary Compensation Table,” reflects only compensation paid to Mr. Fagundo by Coinstar after July 2004. The following is a summary of the compensation received by Mr. Fagundo during fiscal year 2004, but paid by ACMI prior to Coinstar’s acquisition of ACMI in July 2004:

•	$169,336 in base salary;

•	$346,102 in bonus; and

•	$1,368,765 in net proceeds upon exercise of ACMI stock options granted to Mr. Fagundo under ACMI’s pre-acquisition stock incentive plan.

(6)	Mr. Camara’s salary and bonus are paid in British pound sterling, but for the purposes of this table have been converted to U.S. dollars at prevailing exchange rates.

Option Grants in Fiscal Year 2004

	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	Percentage of Total Options Granted to Employees(2)	Exercise Price ($/Share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name					5%($)	10%($)
David W. Cole	65,000	9.0%	$18.19	01/01/14	$743,574	$1,884,361
Richard P. Stillman	45,000	6.2%	18.19	01/01/14	514,782	1,304,558
Brian V. Turner	45,000	6.2%	18.19	01/01/14	514,782	1,304,558
Randall J. Fagundo	40,000	5.5%	21.00	07/24/14	528,271	1,338,744
Alexander C. Camara	13,000	1.8%	18.19	01/01/14	148,715	376,872
	10,000	1.4%	24.00	10/27/14	150,935	382,498

(1)	Options granted pursuant to the 1997 Amended and Restated Equity Incentive Plan. The term of the options is ten years, subject to earlier termination in the event of termination of employment. Options vest over four years with 25% vesting after the first year and an additional 2.08333% of the shares vesting upon completion of each full month thereafter. Options are subject to the terms and conditions of the 1997 Plan, as more fully described in Proposal 2 of this proxy statement.

(2)	Based on an aggregate of 721,325 shares subject to options granted to our employees in the fiscal year ended December 31, 2004, including the Named Executive Officers.

(3)	The per-share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(4)	The dollar amounts under these columns result from calculations at 5% and 10% assumed appreciation rates over the ten-year option term and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Company common stock.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the- Money Options at December 31, 2004(2)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
David W. Cole	0	$0	190,833	139,167	$1,002,406	$911,844
Richard P. Stillman	26,250	406,234	183,500	82,750	1,561,044	523,678
Brian V. Turner	30,000	235,045	15,833	109,167	130,464	917,536
Randall J. Fagundo(3)	0	0	0	40,000	0	233,200
Alexander C. Camara	3,083	52,976	34,292	32,625	289,143	179,146

(1)	Based on the difference between the fair market value of Coinstar common stock on the date of exercise and the exercise price of the option.

(2)	Based on the difference between the fair market value of Coinstar common stock on December 31, 2004 ($21.83) and the exercise price of the option.

(3)	In connection with the acceleration and cash out of his ACMI options as a result of our acquisition of ACMI in July 2004, Mr. Fagundo received $1,368,765 in net proceeds.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Employment Agreements

Randall J. Fagundo.    On July 7, 2004, in connection with our acquisition of ACMI we entered into a two-year employment agreement with Randall J. Fagundo to serve as ACMI’s President. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Fagundo an annual base salary of $325,000, subject to possible increase at the discretion of the Compensation Committee of the Board of Directors. Mr. Fagundo is eligible to receive an annual cash bonus based on the achievement of certain performance targets and as determined by the Compensation Committee. Mr. Fagundo was also granted an option to purchase 40,000 shares of Coinstar common stock, subject to the terms and conditions of our 1997 Amended and Restated Equity Incentive Plan. During the term of the agreement, Mr. Fagundo is required to purchase (in one or more open market transactions and in a manner that complies with applicable securities laws), and thereafter hold, $250,000 worth of Coinstar common stock. If we terminate Mr. Fagundo for “cause” (as defined in the employment agreement) or he terminates his employment for other than “good reason” (as defined in the employment agreement), we have agreed to pay Mr. Fagundo any unpaid portion of his base salary for services rendered as of the date of termination. If we terminate Mr. Fagundo without “cause” or Mr. Fagundo terminates his employment for “good reason,” we are obligated to continue health insurance benefits for Mr. Fagundo for 12 months following the date of termination and pay Mr. Fagundo in equal monthly installments (a) termination payments equal to 12 months’ base salary, (b) any unpaid portion of his base salary for services rendered as of the date of termination, and (c) any bonus Mr. Fagundo may be entitled to.

David W. Cole.    In January 2004 we entered into a new employment agreement with our chief executive officer, David W. Cole. The agreement superseded all prior employment agreements between Mr. Cole and the Company. Under the terms of the employment agreement, we agreed to pay Mr. Cole an annual base salary of $346,700, subject to possible increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Cole is also eligible to receive annual cash bonuses based on the achievement of certain performance targets applicable to the bonus. If terminated at any time without “cause” (as defined in the employment agreement), Mr. Cole will be entitled to receive the following benefits: (a) termination payments equal to 12 months’ annual base salary, (b) any unpaid annual base salary that has accrued for services already performed as of the date of termination, and (c) continuation of health insurance benefits for 12 months following the date of termination.

Richard P. Stillman.    In January 2004 we entered into a new employment agreement with our president, Richard P. Stillman. The agreement superseded all prior employment agreements between Mr. Stillman and the Company. Under the terms of the employment agreement, we agreed to pay Mr. Stillman an annual base salary of $283,400, subject to possible increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Stillman is also eligible to receive annual cash bonuses based on the achievement of certain performance targets applicable to the bonus. If terminated at any time without “cause” (as defined in the employment agreement), Mr. Stillman will be entitled to receive the following benefits: (a) termination payments equal to 12 months’ annual base salary, (b) any unpaid annual base salary that has accrued for services already performed as of the date of termination, and (c) continuation of health insurance benefits for 12 months following the date of termination.

Brian V. Turner.    In June 2003, Brian V. Turner was named our chief financial officer. Under the terms of his two-year employment agreement, we agreed to pay Mr. Turner an annual base salary of $250,000, subject to possible increase at the discretion of the Compensation Committee of the Board of Directors, in addition to an annual cash bonus if he meets certain performance targets. We also awarded him stock options for the purchase of an aggregate of 110,000 shares of our common stock under the 1997 Amended and Restated Equity Incentive Plan, consisting of an incentive stock option for 21,516 shares and a nonqualified stock option for 88,484 shares. If Mr. Turner is terminated on or before June 2, 2005 without “cause” (as defined in the employment agreement)

he will be entitled to receive the following benefits: (a) termination payments equal to 12 months’ annual base salary, (b) any unpaid annual base salary that has accrued for services already performed as of the date of termination, and (c) continuation of health insurance benefits for 12 months following the date of termination.

Alexander C. Camara.    In June 2001, we entered into an employment agreement with Alexander C. Camara to serve as our Managing Director of Coinstar, Ltd., a wholly-owned subsidiary of Coinstar. The agreement superseded all prior employment agreements between Mr. Camara and the Company. Under the terms of the employment agreement, we agreed to pay Mr. Camara an annual base salary of $95,356 (U.S. dollars), subject to possible increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Camara is also eligible to receive (a) an annual cash bonus based on the achievement of certain performance targets applicable to the bonus, (b) a monthly allowance toward the costs associated with purchasing or leasing, operating and maintaining an automobile, and (c) stock options, as determined by the Compensation Committee, from time to time. If terminated without cause, he is entitled to termination payments equal to six months’ annual base salary and a pro rata bonus, which may at Coinstar’s discretion be paid in equal monthly installments.

Change of Control Agreements

The Company has entered into change of control agreements with Mr. Cole, Mr. Stillman and Mr. Turner in conjunction with the execution of each such executive’s employment agreement. Under the terms of the change of control agreements, if a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from us that we intend to terminate the agreement, then the executive is eligible to receive the following benefits if we terminate his employment other than for “cause” or if the executive terminates his employment for “good reason,” as defined in the agreements:

•	his annual base salary through the date of termination;

•	the product of (i) his annual bonus with respect to the fiscal year in which the date of termination occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred; and

•	an amount as separation pay equal to his annual base salary.

Change of Control Provisions in the Company’s Equity Plans.    The 1997 Amended and Restated Equity Incentive Plan contains certain provisions relating to a change of control of the Company. A description of these provisions is contained in Proposal 2 under the subheading “Change of Control” on page 12 of this proxy statement. The Company’s 2000 Amended and Restated Equity Incentive Plan also contains certain provisions relating to a change of control of the Company. These provisions are substantially similar to those described under the description of the 1997 Amended and Restated Equity Incentive Plan.

Transactions With Management and Others

Incident to Coinstar’s acquisition of ACMI, we assumed a lease for a 31,000-square-foot building located in Louisville, Colorado. The lessor is a limited liability company, of which Mr. Fagundo, President of ACMI (our wholly owned subsidiary), is a member. ACMI’s headquarters are located in the building. The lease commenced on March 1, 2003, and requires that ACMI pay monthly rental payments ranging from $25,353 for the first year to $33,076 for the tenth year, together with additional payments for ACMI’s proportionate share of the maintenance and insurance costs and property tax assessments for the building. We believe that the terms of this lease are comparable to those that would be entered into between unrelated parties on an arm’s-length basis. Further, the Company believes that this lease transaction and relationship are reasonable and in the best interests of the Company.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its chief executive officer and other senior financial officers and a Code of Conduct that applies to all directors, officers and employees of the Company. A copy of the each is available on the Company’s website at www.coinstar.com. Material amendments to and waivers from either, if any, will be disclosed on the Company’s web site.

List of Stockholders of Record

In accordance with Delaware law, a list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004, by contacting the Corporate Secretary.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on December 29, 2005. As prescribed by Rule 14a-8(b) of the Securities Exchange Act of 1934, a stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2006 Annual Meeting, stockholders are also advised to review our Bylaws as they contain additional requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and not earlier than the 90th day preceding the first anniversary of our 2005 Annual Meeting. A copy of the pertinent bylaw provisions is available on request to Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, WA 98004. For such proposals or nominations that are not timely filed, we retain discretion to vote proxies we receive provided that (1) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

Company Consideration of Stockholder-Recommended Director Nominees

The Company’s Nominating and Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following: Chairperson of Nominating and Governance Committee, Attn: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

Stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, and the written consent of the director nominee to be named as a nominee and to serve as a director, if elected. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its written charter. In the event of any stockholder recommendations, the Nominating and Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications With the Board of Directors

Stockholders may contact our Board of Directors as a group or an individual director by sending written correspondence to the following address: Board of Directors, Attn: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, WA 98004. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual to whom the communication is addressed.

APPENDIX A

COINSTAR, INC.

AUDIT COMMITTEE CHARTER

March 15, 2004

1.    Purpose and Authority

The Audit Committee (the “Committee”) shall assist the Board in oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s independent auditors and internal auditors and (e) compliance with the Company’s code of ethics for senior financial officers and compliance with the Company’s code of conduct for all Company personnel. The Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

As the Committee deems appropriate, it may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

2. Composition

(a )    Independence

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements established by the Board, the Nasdaq Stock Market and any other regulations applicable to the Company from time to time, including regulations limiting Committee member compensation.

(b)    Financial Literacy/Expertise

Each Committee member must, at a minimum, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one Committee member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and shall be a “financial expert,” in accordance with such regulations as may be applicable to the Company from time to time.

(c)    Service on Other Public Company Audit Committees

No member of the Committee shall serve on more than two audit committees of publicly traded companies, other than the Company, at the same time such member serves on this Committee, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on this Committee. If a Committee member serves on the audit committees of both a public company and a wholly-owned subsidiary of such company, such service shall be counted as service on one audit committee, rather than two.

(d)    Appointment and Removal of Members

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. The Board may remove any member from the Committee at any time with or without cause.

3.    Duties and Responsibilities

The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

(a)    Engagement of Independent Auditor

(i)    Select and retain the independent auditor; determine and approve compensation of the independent auditor; resolve disagreements between management and the independent auditor; oversee and evaluate the independent auditor and, where appropriate, replace the independent auditor, with the understanding that the independent auditor shall report directly to the Committee and shall be ultimately accountable to the Committee and to the Board, as representatives of the stockholders of the Company. This responsibility is exclusive to the audit committee.

(ii)    Pre-approve the retention of the independent auditor for all audit, review or attest engagements and all non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services, other than de minimus non-audit services allowed by relevant law. The Committee may pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Committee is informed of each service pre-approved. Pre-approval of audit and non-audit services is exclusive to the audit committee and shall not be delegated to management, but may be delegated to one or more independent members of the Committee so long as that member or members report their decisions to the Committee at all regularly scheduled meetings. In considering whether to pre-approve any non-audit services, the Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

(b)    Evaluate Independent Auditor’s Qualifications, Performance and Independence

(i)    At least annually, evaluate the independent auditor’s qualifications, performance and independence, including that of the lead partner.

(ii)    At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues.

(iii)    At least annually, obtain and review the letter and written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engage in a dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

(iv)    Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended fro7m time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

(v)    Ensure that the independent auditor’s lead partner and reviewing partner are replaced every five years. Consider, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its stockholders.

(vi)    Present the Committee’s conclusions regarding the performance, qualifications and independence of the independent auditor to the full Board.

(c)    Review Financial Statements and Financial Disclosure

(i)    Prior to filing any periodic report, meet with management and the independent auditor to review and discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the report of the independent auditor thereon and to discuss any off-balance sheet structures and significant issues encountered in the course of the audit work, including any restrictions on the scope of activities, access to required information or the adequacy of internal controls.

(ii)    Regularly review with the independent auditor any audit problems or difficulties and management’s response, including adjustments noted or proposed by the independent auditor but not taken (as immaterial or otherwise) by management, communications between the audit team and the national office concerning auditing or accounting issues, and any management or internal control letters issued or proposed to be issued by the auditor. Review and discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

(iii)    If so determined by the Committee, based on its review and discussion of the audited financial statements with management and the independent auditor, its discussions with the independent auditor regarding the matters required to be discussed by SAS 61, and its discussions regarding the auditor’s independence, recommend to the Board whether the audited financial statements be included in the Company’s annual report on Form 10-K.

(iv)    Review earnings press releases in advance including all quarterly earnings releases. Discuss or review financial information and earnings guidance provided to analysts and rating agencies; this discussion or review may be done generally; does not require the Committee to discuss in advance each instance in which the Company may provide earnings guidance.

(d)    Periodic Assessment of Accounting Practices and Policies and Risk and Risk Management

(i)    Obtain and review timely reports from the independent auditor regarding (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(ii)    Review at least annually (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives on the financial statements of the Company.

(iii)    Review changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.

(iv)    Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of disclosure controls and procedures or internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Review any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal controls.

(e)    Related-Party Transactions

Review and approve, prior to execution, all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

(f)    Internal Audit Review

Review and assess the continuing effectiveness of the internal audit function and evaluate results.

(g)    Proxy Statement Report of Audit Committee

Approve the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

(h)    Hiring Policies

Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account (including past and present members of the audit engagement team), and ensure that such policies comply with any regulations applicable to the Company from time to time. Consider how such policies affect auditor’s independence.

(i)    Ethics Compliance and Complaint Procedures

(i)     Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. This responsibility is exclusive to the audit committee.

(ii)    Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. This responsibility is exclusive to the audit committee.

(iii)    Develop a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time and assist the Board in the oversight of such code of ethics.

(j)    Reports to Board

(i)    Report regularly to the Board any issues that arise with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the internal and independent auditors.

(ii)    Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee’s work.

4.    Meetings

The Committee shall establish a meeting calendar annually, which shall include at least four quarterly meetings for the year. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

The Committee shall meet at least quarterly in separate executive sessions with management, internal audit personnel (if applicable) and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention.

5.    Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with GAAP and the responsibility of the Company’s independent auditors to audit those financial statements. The Committee’s responsibility is one of oversight.

APPENDIX B

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

1.    Purposes

(a)    The purpose of the Plan is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the common stock of the Company (“Common Stock”) through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, and (iii) Stock Awards.

(b)    The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c)    The Company intends that the Awards issued under the Plan shall, in the discretion of the Board or any committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, or (ii) Stock Awards granted pursuant to Section 7 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.    Definitions

(a)    “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)    “Award” means any Option or Stock Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Company” means Coinstar, Inc., a Delaware corporation.

(f)    “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(g)    “Continuous Status as an Employee, Director or Consultant” means the employment or relationship as an Employee, Director or Consultant is not interrupted or terminated. The Plan Administrator, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Plan Administrator, including sick leave, military leave or any other personal leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

(h)    “Director” means a member of the Board.

(i)     “Employee” means any person employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

(1)    If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(2)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(l)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(m)    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)    “Option” means the right to purchase Common Stock granted pursuant to the Plan.

(p)    “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(q)    “Participant” means the person to whom an Award is granted.

(r)    “Plan” means this Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan, as amended.

(s)    “Plan Administrator” has the meaning set forth in subsection 3(c) of the Plan.

(t)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(u)    “Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 7, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

(v)    “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.    Administration

(a)    The Board shall administer the Plan unless and until the Board delegates administration to a committee or subcommittee, as provided in subsection 3(c).

(b) The Board, or the Plan Administrator, as defined below, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; whether an Award will be an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Award or a combination of the foregoing; and the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Award and the number of shares with respect to which an Award shall be granted to each such person.

(2)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in any Stock Award or Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3)    To amend the Plan or an Award as provided in Section 12.

(4)    To permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

(5)    Generally, to exercise such powers and to perform such acts as the Board or the Plan Administrator deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

(c)    The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more independent members of the Board (the “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (i) “outside directors” as contemplated by Section 162(m) of the Code and (ii) “non-employee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Plan Administrator may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. Furthermore, to the extent not inconsistent with applicable law, the Plan Administrator may authorize one or more executive Officers of the Company to grant Awards to certain eligible individuals in such amounts and at an exercise price as specifically prescribed by the Plan Administrator. Notwithstanding any other provision of the Plan, all grants of Awards to Directors shall be approved only by a committee consisting of independent members of the Board.

4.    Shares Subject to the Plan

(a)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be available for issuance pursuant to Awards shall not exceed in the aggregate Six Million Five Hundred Seventeen Thousand Two Hundred Seventy Four (6,517,274) shares of Common Stock. If any Awards shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock awarded pursuant to Section 7), the stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

(b)    The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(c)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, not more than an aggregate of Five Hundred Thousand (500,000) shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

5.    Eligibility

(a)    Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

(b)    No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted Awards covering more than Five Hundred Thousand (500,000) shares of the Common Stock in any calendar year, such limitation to be applied in a manner a consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

6.    Option Provisions

Each Option shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)    Term.    No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)    Price.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)    Consideration.    The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or with a check at the time the Option is exercised, or (ii) at the discretion of the Plan Administrator (A) by tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Employee, Director or Consultant for at least six (6) months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of shares being purchased under the Option, (B) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with this exercise, all in accordance with the regulations of the Federal Reserve Board, or (C) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the date the Option is granted or at any time before the acquisition of Common Stock pursuant to the Option, (i) the payment by a Participant of the purchase price of the Common Stock with a promissory note or (ii) the guarantee by the Company of a loan obtained by the Participant from a third party. Such notes or loans must be at such terms as are necessary to avoid charges to the Company’s earnings for financial reporting purposes. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of security for repayment.

(d)    Transferability.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock

Option is granted only by such person. A Nonstatutory Stock Option may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e)    Vesting.    The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(f)    Termination of Employment or Relationship as an Employee Director or Consultant.    In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Participant’s death or disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

A Participant’s Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

(g)    Disability of Participant.    In the event the Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h)    Death of Participant.    In the event of the death of a Participant during, or within a period specified in the Option after the termination of, the Participant’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Participant was entitled to exercise the Option at the date of death)

by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after the Participant’s death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(i)    Repricing of Options.    Except for adjustments made pursuant to Section 11, the exercise price of outstanding Options may not be reduced without stockholder approval nor may outstanding Options be cancelled or amended for the purpose of repricing, replacing or regranting such Options with an exercise price that is less than the original price (as adjusted pursuant to Section 11) or such Options without stockholder approval.

7.    Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any, which may be based on continuous service with the Company or the achievement of performance criteria related to: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies, as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the Stock Award Agreement.

The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

(a)    Issuance of Shares.    Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

(b)    Waiver of Restrictions.    Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

(c)    Transferability.    No rights under a Stock Award Agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

8.    Covenants of the Company

(a)    During the terms of the Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Awards.

(b)    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the “Securities Act”), either the Plan, any Award or any stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Awards unless and until such authority is obtained.

9.    Use of Proceeds from Stock

Proceeds from the sale of stock pursuant to Awards shall constitute general funds of the Company.

10.    Miscellaneous

(a)    The Plan Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest pursuant to subsection 6(e) or 7(b), notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)    Neither an Employee, Director nor a Consultant nor any person to whom an Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Award unless and until such person has satisfied all requirements for exercise of the Award pursuant to its terms.

(c)    Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as an Employee, Consultant and Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or Affiliate or service as a Director pursuant to the Company’s By-laws.

(d)    To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Affiliates exceeds One Hundred Thousand Dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)    The Company may require any person to whom an Award is granted, or any person to whom an Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(f)    The Company may require the holder of an Award to pay to the Company the amount of any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. The Company shall have the right to withhold from any Award or any shares of stock issuable pursuant to an Award an amount equal to such taxes. To the extent provided by the terms of a Stock Award or Option Agreement, the person to whom an Award is granted may satisfy any federal, state or local tax withholding obligation relating to the grant, exercise, payment or settlement of an Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award (up to the employer’s minimum tax withholding rate); or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company having a value equal to the tax withholding obligations (up to the employer’s minimum required tax withholding rate to the extent the Participant has held the surrendered shares for less than six (6) months).

11.    Adjustments upon Changes in Stock

(a)    If any change is made in the stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsections 4(a) and 4(c) and the maximum number of shares subject to Award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

(b)    In the event of a merger, reorganization or sale of substantially all of the assets of the Company, the Plan Administrator, may, in its sole discretion, do one or more of the following: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The Plan Administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

12.    Amendment of the Plan and Stock Awards

(a)    The Board at any time, and from time to time, may amend the Plan; provided, however, that except as provided in Section 11 relating to adjustments upon changes in stock, stockholder approval shall be required for any amendment that (1) materially increases the number of securities issuable under the Plan; (2) materially modifies the requirements for participation in the Plan; (3) otherwise materially amends the Plan to the extent stockholder approval is required Nasdaq or securities exchange listing requirements; or (4) otherwise requires stockholder approval under any applicable law or regulation.

(b)    The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c)    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)    Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

(e)    The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

13.    Termination or Suspension of the Plan

(a)    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    Rights and obligations under any Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Award was granted.

14.    Effective Date of Plan

The Plan shall become effective on the date adopted by the Board, but no Awards granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

DIRECTIONS AND MAP

2005 Annual Meeting of Stockholders

Bellefield Conference Center

1150 114th Avenue S.E.

Bellevue, WA

June 9, 2005—10:00 A.M.

From Interstate 405 northbound

Take Exit # 12 (SE 8th St.) and turn left at the light. Turn left into the Bellefield Office Park. The Conference Center is the first building on the left.

From Interstate 405 southbound

Take Exit # 12 (SE 8th St.) and turn right at the light. Turn left into the Bellefield Office Park. The Conference Center is the first building on the left.

From Interstate 90

Take Exit # 9 (Bellevue Way). Proceed on Bellevue Way and turn right at the second light onto 112th Avenue SE. (There are two 112th’s—turn at the second one). Turn right into the Bellefield Office Park. The Conference Center is located at the north end of the office park.

COINSTAR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9,2005

The undersigned hereby appoints David W. Cole and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc. held of record by the undersigned on April 11, 2005 at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at the Bellefield Conference Center located at 1150 114th Avenue S.E., Bellevue, Washington 98004 on Thursday, June 9, 2005 at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. IMPORTANT-PLEASE DATE AND SIGN ON THE OTHER SIDE.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date, and return this proxy

in the enclosed return envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on other side)

C/O COMPUTERSHARE TRUST CO., INC.

350 INDIANA ST.

SUITE 800

GOLDEN, CO 80401

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coinstar, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

X CNSTR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COINSTAR, INC.

MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED BELOW.

02

0000000000 215063143658

Vote On Director

For All Withhold All

For All Except

To withhold authority to vote for any nominee, write such nominee’s name below:

PROPOSAL 1: Elect three directors for terms expiring in 2008:

01) Deborah L. Bevier

02) David M. Eskenazy

03) Robert D. Sznewajs

Vote On Proposals

For Against Abstain

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: Approve amendments to the 1997 Amended and Restated Equity Incentive Plan.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: Advise on the appointment of KPMG LLP as independent auditors.

You can view the Annual Report and Proxy Statement on the internet at: http://www.Coinstar.com.

Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Signature [PLEASE SIGN WITHIN BOX] Date

P15274

Signature (Joint Owners) Date

123,456,789,012

19259P300

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